EXHIBIT 99.1

Voya Financial Announces First-Quarter 2016 Results

NEW YORK, May 4, 2016 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the first quarter of 2016.

•	1Q 2016 operating earnings[1],[2] of $0.55 per diluted share, after-tax

•	Excluding DAC/VOBA and other intangibles unlocking, which was minimal, after-tax operating earnings were $0.55 per diluted share.

•	1Q 2016 net income available to common shareholders of $0.92 per diluted share

•

Reflects Closed Block Variable Annuity (CBVA) segment (which is in run-off and not included in operating earnings) gain of $0.14 per diluted share, after-tax – the CBVA segment is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on regulatory and rating agency capital resources, creating an accounting asymmetry with U.S. GAAP financial results.

•	Segment results include:

•	Alternative investment income $56 million (before income taxes and DAC) below the company’s long-term expectations, including a $16 million loss in carried interest in Investment Management.

•	Retirement net inflows of $1.1 billion due to growth in all markets; Investment Management net inflows of $0.5 billion (excluding variable annuity outflows); and net inflows in Annuities.

•	Employee Benefits operating earnings lower compared with 1Q 2015 due to unusually favorable loss ratios in the year-ago quarter.

•	Individual Life operating earnings down slightly compared with 1Q 2015.

•	CBVA hedge program continued to protect regulatory and rating agency capital.

•	Adjusted Operating Return on Equity for the Ongoing Business (“Adjusted Operating ROE”) of 11.4% for the 12 months ended March 31, 2016

•	Total assets under management (AUM) of $274 billion; total AUM and administration of $458 billion as of March 31, 2016

•	$220 million of share repurchases in 1Q 2016

[1]

Voya Financial assumes a 32% tax rate on all operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items. Net income (loss) available to common shareholders reflects the actual effective tax rate.

[2]

Operating earnings, Ongoing Business operating earnings, Ongoing Business adjusted operating earnings, and Ongoing Business adjusted operating return on equity are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.

•	Estimated combined risk-based capital (RBC) ratio of 491%[3], which is above the company’s target of 425%

•	Debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 22.4%

•	Book value per share (excluding AOCI) of $58.75[4]

First-Quarter Summary

1Q 2016 after-tax operating earnings were $115 million, or $0.55 per diluted share, compared with $197 million, or $0.82 per diluted share, in 1Q 20155. The following items primarily accounted for this change:

•	$54 million, after-tax, of lower adjusted operating earnings from the Ongoing Business;

•	$17 million, after-tax, higher operating loss in the Corporate segment, reflecting spending on the company’s strategic investment program; and

•	$0.3 million, after-tax, of negative DAC/VOBA and other intangibles unlocking compared with $3 million, after-tax, of positive DAC/VOBA and other intangibles unlocking in 1Q 2015.

1Q 2016 net income available to common shareholders was $192 million, or $0.92 per diluted share, compared with net income available to common shareholders of $190 million, or $0.79 per diluted share in 1Q 20155. Net income available to common shareholders includes the effect of the company’s CBVA hedge program – which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility – as well as net investment gains and losses, among other items.

“During the first quarter, we continued to execute on our more than 20 growth, margin, and capital initiatives to achieve our 2018 financial targets,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “During the quarter, equity market volatility negatively impacted fee income and – along with lower alternative investment income – resulted in a decline in operating earnings compared with the first quarter of 2015. Despite this, we continued to move forward with our strategic investment program and execute on our initiatives to drive further profitable growth in our Ongoing Business. For example, we had strong sales, deposit, and in-force premium growth compared with the year-ago quarter. In Retirement and Investment Management, we had strong net flows of $1.1 billion and $500 million (excluding variable annuity outflows), respectively. We also continued to return capital to our shareholders and repurchased $220 million of our common stock during the quarter.

“In March, we were – for the third consecutive year – honored to be recognized as one of the World’s Most Ethical Companies by the Ethisphere Institute. Our business is built on trust, and we are committed to ensuring we continue to earn our customers’ confidence in Voya’s ability to help them get ready to retire better,” added Martin.

[3]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[4]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.
[5]	For the three months ended March 31, 2016 and 2015, weighted-average fully diluted common shares outstanding were 209.1 million and 240.7 million, respectively.

	Three months ended March 31,
($ in millions, except per share amounts)	2016	2015	% Change
Operating earnings before income taxes by segment
Retirement	$103	$124	(17)%
Annuities	51	69	(26)
Investment Management	23	47	(51)
Individual Life	41	43	(5)
Employee Benefits	21	41	(49)

Ongoing Business	$239	$324	(26)%
Corporate	(73)	(48)	(52)
Closed Block Other	4	14	(71)

Total operating earnings before income taxes	$170	$290	(41)%

Total operating earnings, after-tax*	$115	$197	(42)%
Closed Block Variable Annuity, after-tax*	30	(19)	NM
Net investment gains (losses), after-tax*	(39)	33	NM
Other, after-tax**	55	(49)	NM
Difference between actual tax (expense) benefit and assumed tax rate	31	28	11

Net income (loss) available to common shareholders	$192	$190	1%

Operating earnings per diluted share	$0.55	$0.82	(33)%
Net income (loss) available to common shareholders per diluted share	$0.92	$0.79	16%
Fully diluted weighted average shares outstanding (in millions)	209.1	240.7

*	Assumes 32% tax rate on operating earnings and 35% on all non-operating items. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	“Other, after-tax” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; loss on early extinguishment of debt; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

NM	= Not Meaningful

Ongoing Business Results

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate and closed block segments, including CBVA, are not reflected in Ongoing Business results.

	Three months ended March 31,
($ in millions, before income taxes)	2016	2015
Ongoing Business operating earnings	$239	$324
Less: DAC/VOBA and other intangibles unlocking	—	(5)
Ongoing Business adjusted operating earnings	$239	$319

Ongoing Business adjusted operating earnings before income taxes were $239 million, compared with $319 million in 1Q 2015. The following items primarily accounted for this decrease:

•	Lower investment spread and other income ($44 million negative variance) across the segments primarily due to negative alternative investment income and lower pre-payment income;

•	Lower fee-based margin ($30 million negative variance) primarily due to lower fee income in Retirement and Investment Management partly due to market volatility during 1Q 2016;

•	Higher administrative expenses ($9 million negative variance), offset by lower DAC/VOBA and other intangible amortization ($9 million positive variance); and

•	Lower underwriting gain and other revenue ($5 million negative variance) driven by unusually favorable Employee Benefits loss ratios in 1Q 2015.

Segment Discussions

The following segment discussions compare 1Q 2016 with 1Q 2015, unless otherwise noted. All figures are presented before income taxes.

Retirement

Net Inflows in All Markets; Lower Fee-Based Margin and Investment Spread Partially Offset by Higher Underwriting Income

	Three months ended March 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$103	$124
Less: DAC/VOBA and other intangibles unlocking	2	(4)
Adjusted operating earnings	$102	$129

Retirement adjusted operating earnings were $102 million, compared with $129 million. The following items primarily accounted for this decrease:

•	Lower fee-based margin ($20 million negative variance), which reflects market volatility in 1Q 2016 and lower recordkeeping revenues;

•

Lower investment spread and other income ($6 million negative variance), primarily due to unusually high prepayment income in 1Q 2015 as well as 1Q 2016 being impacted by negative alternative investment income and lower investment yields, reflecting the continued low interest rate environment;

•	Higher administrative expenses ($7 million negative variance), primarily related to initiatives to support future earnings growth;

•	Higher underwriting income ($3 million positive variance), largely due to market value adjustments;

•	Lower DAC/VOBA and other intangibles amortization ($2 million positive variance) due to lower gross profits; and

•	Lower trail commissions ($1 million positive variance).

Retirement net inflows were $1,082 million, compared with $661 million in 1Q 2015 and $557 million in 4Q 2015. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $112 billion, up from $111 billion as of Dec. 31, 2015, and down from $113 billion as of March 31, 2015.

Annuities

Continued Net Inflows; Lower Investment Spread and Underwriting Income

	Three months ended March 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$51	$69
Less: DAC/VOBA and other intangibles unlocking	8	10
Adjusted operating earnings	$43	$59

Annuities adjusted operating earnings were $43 million, compared with $59 million. The following items primarily accounted for this decrease:

•	Lower investment spread and other income ($8 million negative variance), primarily due to lower prepayment income and negative alternative investment income in the current period;

•	Lower underwriting income ($4 million negative variance), primarily due to unusually favorable mortality in 1Q 2015;

•	Higher administrative expenses ($3 million negative variance) due in part to operational and technology expenses to support higher sales volume; and

•	Higher DAC/VOBA and other intangibles amortization ($3 million negative variance), primarily related to a higher amortization rate due to assumption updates made during 3Q 2015.

Total Annuities net inflows were $50 million as net inflows of $172 million in fixed indexed annuities and $66 million in investment-only products were partially offset by net outflows of $152 million in fixed rate annuities and $35 million in income and other annuities.

Annuities AUM totaled $27.2 billion as of March 31, 2016, up from $27.0 billion as of Dec. 31, 2015, and $26.8 billion as of March 31, 2015. AUM for investment-only products, which is included in total Annuities AUM, was $4.6 billion as of March 31, 2016, up from $4.5 billion as of Dec. 31, 2015, and $4.3 billion as of March 31, 2015.

Investment Management

Lower Investment Capital and Fee-Based Margin Partially Offset by Lower Administrative Expenses; Solid Investment Management Sourced Net Flows

	Three months ended March 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$23	$47
Adjustments	—	—
Adjusted operating earnings	$23	$47

Investment Management adjusted operating earnings were $23 million, compared with $47 million. The following items primarily accounted for this decrease:

•

Lower investment capital and other investment income ($21 million negative variance) related to changes in the value of alternative investments due to a reversal of private equity fund carried interest in a fund for which Voya serves as general partner;

•	Lower fee-based margin ($10 million negative variance), primarily due to equity market volatility in 1Q 2016, lower cumulative net flows, and lower performance fees; and

•	Lower administrative expenses ($7 million positive variance), primarily due to lower compensation expense.

Investment Management Operating Margin

	1Q 2016	4Q 2015	1Q 2015
Operating Margin	17.2%	28.7%	28.8%
Operating Margin, excluding investment capital results	25.5%	32.7%	26.0%

The modest decline in the 1Q 2016 operating margin, excluding investment capital and other investment income, compared with 1Q 2015 was largely due to lower fee-based margin, partially offset by lower administrative expenses. Compared with 4Q 2015, the 1Q 2016 operating margin was impacted by lower fee-based margin due to equity market volatility as well as seasonal items, including lower performance fees and higher administrative expenses due to seasonal compensation expense.

Investment Management Net Flows

($ in billions)	1Q 2016	4Q 2015	1Q 2015
Investment Management and Affiliate Sourced Net Flows	$0.5	$(0.9)	$0.5
Sub-Advisor Replacements	0.0	0.0	0.0
VA Net Flows	(0.7)	(0.7)	(0.8)

Total	$(0.2)	$(1.6)	$(0.3)

During 1Q 2016, Investment Management and Affiliate Sourced net inflows were driven by strong institutional net flows (including flows in insurance asset management and from global distribution partners) and a new collateralized loan obligation issuance.

Third-party6 inflows were $4.9 billion, compared with $4.9 billion in 1Q 2015 and $3.4 billion in 4Q 2015. Third-party AUM totaled $124 billion as of March 31, 2016, up from $123 billion as of Dec. 31, 2015, and down from $130 billion as of March 31, 2015.

Individual Life

Decline in Expenses Offset by Lower Investment Spread

	Three months ended March 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$41	$43
Less: DAC/VOBA and other intangibles unlocking	(8)	–
Adjusted operating earnings	$49	$43

Individual Life adjusted operating earnings were $49 million, compared with $43 million. The following items primarily accounted for this increase:

•	Lower expenses ($12 million positive variance) primarily related to lower DAC/VOBA amortization expense and lower trail commissions;

[6]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

•	Lower investment spread ($9 million negative variance) primarily due to lower alternative investment income and lower prepayment income; and

•	Higher net underwriting income ($3 million positive variance) primarily due to favorable reserve developments, which were partially offset by unfavorable mortality due to higher severity.

Total life sales were $24 million, $17 million (or 74%) of which were indexed life sales. This compares with 1Q 2015 total life sales of $22 million, $14 million (or 66%) of which were indexed life sales.

Employee Benefits

Higher Loss Ratios Partially Offset by Revenue Growth

	Three months ended March 31,
($ in millions, before income taxes)	2016	2015
Operating earnings	$21	$41
Less: DAC/VOBA and other intangibles unlocking	(2)	(1)
Adjusted operating earnings	$23	$41

Employee Benefits adjusted operating earnings were $23 million, compared with $41 million. The following items primarily accounted for this decrease:

•

Lower net underwriting income ($7 million negative variance) as 1Q 2015 benefitted from very favorable loss ratios for Group Life and Stop Loss – this was partially offset by a 9% growth in in-force premiums; and

•	Higher trail commissions ($5 million negative variance) due to higher in-force volumes and higher administrative expenses ($6 million negative variance) due to costs associated with growth.

The loss ratio for Group Life – which tends to be the highest in the first quarter – was 84.5%, compared with 74.2%. The loss ratio for Stop Loss was 75.3%, compared with 70.4%. The expected annual loss ratio range for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $267 million, compared with $273 million.

CBVA

CBVA had a net gain before income taxes of $46 million, including a gain of $421 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor. 1Q 2015 had a net loss before income taxes of $29 million, including a gain of $56 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk.

The CBVA segment contains variable annuity products with substantial guarantee features, which are in run-off. CBVA is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on capital resources. As U.S. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, the CBVA hedge program can create earnings volatility for U.S. GAAP financial statements.

In 1Q 2016, a higher decline in interest rates coupled with fund underperformance and high market volatility, led to higher losses than were experienced in 1Q 2015. During 1Q 2016, the hedge program resulted in a neutral impact to regulatory surplus as a result of the difference between the decrease in reserves and hedge resources related to equity market movements.

The retained net amount at risk for CBVA living benefit guarantees was $6.6 billion as of March 31, 2016, up from $5.2 billion at Dec. 31, 2015, primarily driven by declining interest rates during the quarter. Voya had estimated available resources of $6.6 billion as of March 31, 2016 for CBVA.

Corporate

Corporate operating losses were $73 million, compared with losses of $48 million. The increase was primarily due to $33 million of expenses from the company’s strategic investment program.

Share Repurchases

During 1Q 2016, Voya repurchased 7,578,370 shares of its common stock at an average price per share of approximately $29.07 for an aggregate purchase price of approximately $220 million. Voya had approximately $500 million remaining under its share repurchase authorization as of March 31, 2016.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, May 4, 2016, at 10 a.m. ET to discuss the company’s first-quarter 2016 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on May 4, 2016.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $458 billion in total assets under management and administration as of March 31, 2016. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

•	Income (loss) attributable to non-controlling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) net gains from a distribution of cash in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, (3) losses on certain receivables associated with the previously disposed low-income housing tax credit partnerships, and (4) interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement, loss from the disposition of low-income housing tax credit partnerships, and gain on reinsurance recapture affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Blocks and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee-based margin consists primarily of fees earned on AUM, AUA, and transaction-based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2015 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on Feb. 25, 2016, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which the company expects to file with the Securities and Exchange Commission on or before May 10, 2016.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, including those relating to the use of and possible application of NAIC accreditation standards to captive reinsurance entities and those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the Securities and Exchange Commission on Feb. 25, 2016, and our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2016, which the company expects to file with the Securities and Exchange Commission on or before May 10, 2016.

Calculation and Reconciliation of Return on Equity and Return on Capital - Trailing Twelve Months

($ in millions, unless otherwise indicated)	Twelve Months ended March 31, 2016	Twelve Months ended December 31, 2015
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.‘s common shareholders	$410.3	$408.3
Voya Financial, Inc. shareholders’ equity: end of period	$14,461	$13,436
Voya Financial, Inc. shareholders’ equity: average for period	$14,470	$15,019

GAAP Return on Equity	2.8%	2.7%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,201.9	$1,281.8
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(384.6)	(410.3)

Ongoing Business adjusted operating earnings after income taxes	817.3	871.5
Interest expense after-tax[1]	(80.9)	(82.1)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$736.4	$789.4

End of period capital for Ongoing Business	$8,370	$8,377
Average capital for Ongoing Business	$8,587	$8,697
Average debt (based on 25% debt-to-capital ratio)	$(2,147)	$(2,175)

Average equity for Ongoing Business	$6,440	$6,522

Adjusted Operating Return on Capital for Ongoing Business [2]	9.5%	10.0%
Adjusted Operating Return on Equity for Ongoing Business [1,2]	11.4%	12.1%

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months

($ in millions)	Twelve Months ended March 31, 2016	Twelve Months ended December 31, 2015
Ongoing Business adjusted operating earnings before income taxes	$1,201.9	$1,281.8
DAC/VOBA and other intangibles unlocking	(72.6)	(67.5)

Operating earnings before income taxes for Ongoing Business	1,129.3	1,214.3
Corporate	(284.0)	(259.2)
Closed Block Other	12.4	22.4

Total operating earnings before income taxes	857.7	977.5
Income taxes (based on an assumed tax rate of 32%)	(274.5)	(312.8)

Operating earnings, after-tax [3]	583.2	664.7
Closed Block Variable Annuity, after-tax [3]	(63.6)	(112.6)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	(126.2)	(54.1)
Other, after-tax	16.9	(89.7)

Net income (loss) available to Voya Financial, Inc.‘s common shareholders	410.3	408.3
Net income (loss) attributable to noncontrolling interest	104.9	130.3

Net income (loss)	$515.2	$538.6

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

($ in millions)	Three Months ended March 31, 2016	Three Months ended December 31, 2015
Ongoing Business adjusted operating earnings before income taxes	$239.4	$340.6
DAC/VOBA and other intangibles unlocking	(0.4)	27.9

Operating earnings before income taxes for Ongoing Business	239.0	368.5
Corporate	(73.0)	(82.1)
Closed Block Other	3.8	2.0

Total operating earnings before income taxes	169.8	288.4
Income taxes (based on an assumed tax rate of 32%)	(54.3)	(92.3)

Operating earnings, after-tax [3]	115.5	196.1
Closed Block Variable Annuity, after-tax [3]	29.9	(206.2)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	(39.3)	(38.8)
Other, after-tax	85.5	(57.9)

Net income (loss) available to Voya Financial, Inc.‘s common shareholders	191.6	(106.8)
Net income (loss) attributable to noncontrolling interest	0.7	(53.6)

Net income (loss)	$192.3	$(160.4)

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]

Assumes 32% tax rate for all operating earnings and 35% on all non-operating items. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of March 31, 2016	As of December 31, 2015
End of Period Capital for Ongoing Business	$8,370	$8,377
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$7,071	$7,120

End of Period Capital	$15,441	$15,497
Long -Term Debt	$(3,456)	$(3,486)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$11,985	$12,011
AOCI	$2,476	$1,425

Voya Financial, Inc. shareholders’ equity: end of period	$14,461	$13,436

Voya Financial

Reconciliation of Book Value Per Share

As of March 31, 2016
Book value per share, including AOCI	$70.89
Per share impact of AOCI	$(12.14)

Book value per share, excluding AOCI	$58.75

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended March 31, 2016	Three Months Ended December 31, 2015	Three Months Ended March 31, 2015
Operating revenues	$132.2	$147.9	$163.1
Operating expenses	109.5	105.5	116.2

Operating earnings before income taxes	$22.7	$42.4	$46.9
Operating margin	17.2%	28.7%	28.8%
Operating revenues	$132.2	$147.9	$163.1
Less:
Investment Capital Results	(14.7)	(8.8)	6.1

Revenues excluding Investment Capital	146.9	156.7	157.0
Operating expenses	109.5	105.5	116.2

Operating earnings excluding Investment Capital	$37.4	$51.2	$40.8

Operating margin excluding Investment Capital	25.5%	32.7%	26.0%